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                                                                Sub-Item 77D(g)

                 POLICIES WITH RESPECT TO SECURITY INVESTMENTS

             AIM INVESTMENT FUNDS (INVESCO INVESTMENT FUNDS) (AIF)

On September 19, 2016, the Board of Trustees of AIM Investment Funds (Invesco Investment Funds) (AIF), on behalf of Invesco Total Return Fund (the "Fund"), adopted resolutions approving: (1) to convert the Fund to a globally diverse fixed income fund and rename it the Invesco World Bond Fund; (2) to change the Fund's principal investment strategies; (3) to add a non-fundamental investment restriction that reflects the Fund's revised fixed income focus; and (4) to change the Fund's dividend distribution frequency (collectively, the "Proposed Changes").

The changes described above were effective December 1, 2016, and are further described in the supplement to the Fund's prospectus filed via EDGAR with the Securities and Exchange Commission on September 21, 2016 (accession number 0001193125-16-715849) and incorporated by reference herein.